EXHIBIT 11.1


                   GROW BIZ INTERNATIONAL, INC. AND SUBSIDIARY

                 Statement of Computation of Per Share Earnings

                                                                        FISCAL YEAR ENDED
                                                -----------------------------------------------------------------
                                                  DECEMBER 30, 1995     DECEMBER 28, 1996     DECEMBER 27, 1997
                                                --------------------- --------------------- ---------------------
Net Income                                          $  2,028,600          $  2,585,500          $  3,231,200
                                                    ============          ============          ============

Weighted average shares outstanding - Basic            7,212,600             6,428,500             6,116,200
Dilutive effect of stock options after
application of the treasury stock method                 138,400                87,500               157,300
                                                    ------------          ------------          ------------
Weighted average shares outstanding - Dilutive         7,351,000             6,516,000             6,273,500
                                                    ============          ============          ============

Net income per common share - Basic                 $        .28          $        .40          $        .53
                                                    ============          ============          ============
Net income per common share - Dilutive              $        .28          $        .40          $        .52
                                                    ============          ============          ============